Better Choice Appoints Consumer Packaged Goods Industry Veteran, Scott Lerner, as New CEO
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With over 20 years of experience in the consumer packaged goods industry, Mr. Lerner has previously held positions at PepsiCo, ConAgra Foods and Kimberly-Clark
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Monday, January 4, 2021

NEW YORK – (GLOBE NEWSWIRE) – Better Choice Company (OTCQX: BTTR) (“Better Choice”) (the “Company”), an animal health and wellness company, today announced that its Board of Directors has appointed Scott Lerner, as the Company’s new Chief Executive Officer, effective January 1, 2021. Mr. Lerner replaces Werner von Pein, who helped lead the highly successful integration of the Halo Brand with the other portfolio companies at Better Choice.

Michael Young, Chairman of the Board stated, “We are extremely pleased to announce that our search for the right CEO has culminated in us hiring Mr. Scott Lerner. Scott is a former United States Marine Corps Officer and extremely successful consumer-packaged goods industry veteran who brings to Better Choice Company an incredible track record of building successful brands while expanding stakeholder value.” Mr. Young continued, “This transition comes at exactly the right time for Better Choice Company as we have now successfully integrated our brands and look to continue to deliver on our plan to be a major player in the burgeoning animal health and wellness sector. On behalf of the Board of Directors we wish to thank Werner von Pein for his incredible leadership and support.”

Scott Lerner is a consumer products veteran with over 20 years of experience in the consumer-packaged goods industry, having previously worked for PepsiCo, ConAgra Foods and Kimberly-Clark, where he managed iconic brands such as Naked Juice, Quaker Oats, Scott Tissue and Parkay Margarine. In 2008, Scott created his own beverage brand called Solixir, resulting in a successful exit in 2014. Following the sale of Solixir, Scott partnered with the private equity group VMG partners to become the CEO of Kernel Season’s, where he introduced new product lines, increased profitability by 30% and oversaw the sale of the company to Hilghlander Partners. Mr. Lerner comes to Better Choice fresh from his highly successful role as the CEO of food brand Farmhouse Culture, where he partnered with private equity investors to reposition the brand in order to capitalize on growing health and wellness trends.

Mr. Scott Lerner, incoming CEO, stated, “I am excited and thankful for the opportunity to join what I believe is an incredibly well positioned company in one of the fastest growing market segments, and to be able to lead Better Choice through the next phases of its stated mission to provide alternative, nutrition-based pet products and services that help dogs and cats live healthier, happier and longer lives. As both a consumer products expert and a pet-parent, the pet food industry is undergoing many of the same changes that I successfully navigated at Farmhouse Culture and other food brands in the past.” Mr. Lerner continued “I am eager to apply my knowledge of the packaged goods industry in order to help drive growth and create substantial market share for our wonderful products. I look forward towards building programs that will showcase Halo and Trupet’s natural and functional benefits, while also focusing on new product innovation that meets and exceeds the ever-changing consumer needs. I believe that through accomplishing this mission we will continue to build shareholder value and explore all growth opportunities available to us.”

About Better Choice Company, Inc.

Better Choice Company Inc. is a growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Scott Lerner, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
PH: 212-896-1254
Valter@KCSA.com